Exhibit 99.1

_______________________________________________

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	email: katie.loughnot@ros.com

ROSS STORES REPORTS THIRD QUARTER EARNINGS

          Pleasanton, California, November 16, 2004 -- Ross Stores, Inc. (Nasdaq:  ROST) today reported earnings per share for the 13 weeks ended October 30, 2004 of $.26, compared to $.33 for the 13 weeks ended November 1, 2003.  Net earnings for the third quarter ended October 30, 2004 were $38.1 million, compared to $50.5 million for the 13 weeks ended November 1, 2003.  Fiscal 2004 third quarter sales rose 5% to $1.028 billion, from $977 million for the quarter ended November 1, 2003.  Comparable store sales for the period declined 3% from the prior year.

          For the nine months ended October 30, 2004, earnings per share totaled $.79, compared to $.99 for the nine months ended November 1, 2003.  Net earnings for the nine months ended October 30, 2004 were $119.2 million, compared to $154.4 million for the same period in the prior year.   Sales for the first nine months rose 7% to $3.028 billion, with same store sales down 1% from the prior year period.

          Earnings for the third quarter are inclusive of a $.01 per share gain on the sale of the Company’s former corporate office and distribution center in Newark, California.   Results for the year-to-date period ended October 30, 2004 also include a previously-announced non-cash charge in the second quarter to write-down the value of the property to its estimated fair market value.  Net of the gain on the recent sale, the impairment charge reflected in today’s year-to-date results is $.06 per share.  The net proceeds from the sale of the Newark facility were approximately $17 million.

          Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We continued to make progress during the third quarter in remedying the merchant reporting issues related to our Core Merchandising System, and we are currently on track with our target of completing this work by the end of the fiscal year.  As previously reported, our merchants have been receiving the information and trend data we consider most important to the buying process since the end of August.”

          Mr. Balmuth continued, “The merchandise imbalances that resulted from our system problems negatively impacted both sales and operating margin during the third quarter.   Gross margin declined about 350 basis points, mainly due to an increase in distribution costs, higher markdowns, and the deleveraging effect on occupancy and buying expenses from the decline in same store sales.  The lower gross margin was partially offset by an approximate 100 basis point decline in selling, general and administrative costs as a percent of sales, as lower incentive plan costs during the period more than offset the deleveraging effect on store payroll and other expenses.”

           “Strong cash flows continue to provide the resources to fund capital investments in new store growth and infrastructure, as well as the Company’s stock repurchase and dividend programs.  During the first nine months of 2004, we repurchased 5.6 million shares of common stock for an aggregate purchase of $150 million under the two-year $350 million program authorized by our Board of Directors in early 2004.  We ended the quarter with 147 million shares of common stock outstanding,” Mr. Balmuth said.

          “Looking ahead, our healthy financial position provides us with a solid foundation on which to grow.   We expect to end fiscal 2004 with 649 stores in 26 states and Guam, or unit growth of 14%, which includes the first ten dd’s DISCOUNTSSM stores that opened during the third quarter.  This exciting new off-price concept delivers exceptional values targeting consumers with household incomes of $30,000 to $40,000, one of the fastest-growing demographics in the country.  With a potential of at least 500 locations, we believe dd’s DISCOUNTSSM has the ability to significantly enhance our growth prospects over the next five to ten years,” noted Mr. Balmuth.

          The Company will provide additional details concerning its third quarter results and business outlook on a conference call to be held on Tuesday, November 16, 2004 at 12:00 noon Eastern time.  Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com.    A recorded version of the call will also be available until the end of the month at the website address and via a telephone recording through November 23, 2004 at 402-220-5900, PIN #2342.

          Forward-Looking Statements:  This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding planned new store growth and expected sales and earnings levels and forward-looking statements regarding the time needed to remedy ongoing difficulties with new core merchandising systems and the severity, duration and financial impact of resulting in-store inventory imbalances, all of which are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations.  The Company is continuing to assess the new information systems, and cannot be certain that all problems have currently been discovered or that their scope is understood.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “project,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTSSM include, without limitation, the Company’s ability to successfully and quickly implement, integrate and correct difficulties in various new supply chain and core merchandising systems, including generation of all necessary information in a timely and cost effective manner, achieving and maintaining targeted levels of productivity and efficiency in its distribution centers, obtaining acceptable new store locations, competitive pressures in the apparel industry, changes in the level of consumer spending on or preferences for apparel or home-related merchandise, changes in geopolitical and general economic conditions, unseasonable weather trends, lower than planned gross margin and greater than planned operating costs. Other risk factors are detailed in the Company’s Form 10-K for fiscal 2003.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second-largest off-price company with 2003 revenues of $3.9 billion.   The Company had a total of 641 Ross stores in operation as of October 30, 2004, compared to 573 locations at the end of the same period last year.  In addition, a total of ten initial dd’s DISCOUNTSSM opened in California during the third quarter of 2004.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTSSM features a more moderate assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

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ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended		Nine Months Ended

($000, except per share data, unaudited)	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003

Sales	$1,027,744	$976,940	$3,028,236	$2,821,834
Costs and Expenses
Cost of goods sold, including related buying, distribution and occupancy costs	804,521	730,245	2,328,259	2,107,699
Selling, general and administrative	162,509	163,962	487,599	460,933
Impairment/(gain on disposal) of long-lived assets	(2,182)	0	15,818	0
Interest expense (income), net	391	(142)	897	(273)

Total costs and expenses	965,239	894,065	2,832,573	2,568,359
Earnings before income taxes	62,505	82,875	195,663	253,475
Provision for taxes on earnings	24,439	32,404	76,504	99,109

Net earnings	$38,066	$50,471	$119,159	$154,366

Earnings per share
Basic	$0.26	$0.33	$0.80	$1.01
Diluted	$0.26	$0.33	$0.79	$0.99

Weighted average shares outstanding (000)
Basic	146,199	151,290	148,071	152,646
Diluted	148,604	154,476	150,983	155,480

Stores open end of period	651	573	651	573

ROSS STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

($000, unaudited)	October 30, 2004	November 1, 2003

ASSETS
Current Assets
Cash and cash equivalents	$57,787	$117,717
Accounts receivable	33,077	26,310
Merchandise inventory	999,603	866,864
Prepaid expenses and other	48,052	31,034
Deferred income taxes	22,742	16,645

Total Current Assets	$1,161,261	$1,058,570
Property and equipment, net	501,969	466,797
Other long-term assets	58,005	50,850

Total Assets	$1,721,235	$1,576,217

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable, accrued expenses and other	$778,186	$698,055
Income taxes payable	0	37,785

Total Current Liabilities	$778,186	$735,840
Long-term debt	50,000	50,000
Other long-term liabilities	69,092	57,693
Deferred income taxes	87,929	41,666
Stockholders’ Equity	736,028	691,018

Total Liabilities and Stockholders’ Equity	$1,721,235	$1,576,217

ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended

($000, unaudited)	October 30, 2004	November 1, 2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$119,159	$154,366
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	66,415	54,740
Impairment of long-lived assets	15,818	—
Change in assets and liabilities:
Merchandise inventory	(158,112)	(150,346)
Other current assets, net	(26,370)	(2,091)
Accounts payable	71,054	55,292
Other current liabilities	1,713	59,518
Other long-term, net	10,541	1,222

Net cash provided by operating activities	100,218	172,701

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to property and equipment	(105,657)	(109,261)
Proceeds from sale of Newark Facility	17,400	—

Net cash used in investing activities	(88,257)	(109,261)

CASH FLOWS USED IN FINANCING ACTIVITIES
Issuance of common stock related to stock plans, net	20,982	20,415
Proceeds from long-term debt	—	25,000
Treasury stock related to tax withholding	(7,532)	(3,352)
Repurchase of common stock	(150,141)	(125,214)
Dividends paid	(19,029)	(13,221)

Net cash used in financing activities	(155,720)	(96,372)

Net decrease in cash and cash equivalents	(143,759)	(32,932)

Cash and cash equivalents:
Beginning of period	201,546	150,649

End of period	$57,787	$117,717